Rush Street Interactive LLC

900 N. Michigan Avenue, Suite 1900

Chicago, Illinois 60611

November 24, 2015

Via Electronic Mail

Mattias Stetz

Re:	Offer of Employment from Rush Street Interactive, LLC

Dear Mattias:

I am pleased to confirm our offer of employment to you as the Chief Operating Officer for Rush Street Interactive, LLC (the “Company”). As you know, the Company is developing an internet gaming business. The purpose of this letter is to set forth the terms of our offer of employment.

Start Date & Compensation

Should you accept this offer, your employment shall commence on a mutually-agreed upon date. Your annualized base compensation will be US $275,000 per year, subject to normal withholdings and payable in accordance with the Company’s typical payroll procedures and prorated for any partial months.

Upon commencement of your employment, you will also be eligible to participate in the Company’s discretionary bonus plan as determined in the discretion of the Company’s Chief Executive Officer and President (or such representatives as the Company may designate), based on a combination of qualitative and quantitative Company- and employee-specific performance factors. Your discretionary target bonus will be 50% of the base salary that was actually paid out during the bonus plan year (the “Salary”).

Upon commencement of your employment, you will be eligible to participate in any regular employee health and insurance benefits offered by the Company and the Company’s 401(k) plan, according to the terms of those plans. You will also be entitled to paid time off in accordance with the prevailing Company policy as may be in effect from time to time.

The Company agrees to provide the services outlined in the Relocation Assistance Letter attached hereto as Exhibit A (together with the costs and expenses incurred by the Company related to obtaining your visa, the “Relocation Expenses”). If before the end of 2017, you are terminated for Cause (defined below) by the Company or you voluntarily resign from the Company, the Company will be entitled to recover the full amount of the Relocation Expenses.

You will also be eligible to receive, on the same terms and conditions as apply to other executives, an equity interest in the Company equal to two percent of the value Company’s common equity (the “Common Equity”). This Common Equity Interest will vest, in accordance with the terms of applicable plan documents, twenty percent per year over a five-year period from the date of your commencement of employment (0.4% per year up to a cumulative 2% that vests after five years). Further, subject to the same terms and conditions as available to other senior executives which are currently being developed, you will have the right, but not the obligation, to invest in the Company’s preferred equity (the “Preferred Equity’”). It is currently anticipated that the Preferred Equity will receive a preferred return of ten percent via a payment-in-kind coupon and will receive distributions prior to any Common Equity.

Duties and Responsibilities

You will report to me as the President of the Company. As the Chief Operating Officer, your responsibilities will generally include, among other things, overseeing all operations related to the Company’s internet gaming business as well as any other initiatives undertaken by the Company. You may also be responsible for representing the Company before the public, in the business community and at hearings and meetings held by various public and private organizations. If requested, you will be expected to keep track of and allocate your time and expenses so that they can be reimbursed by the Company’s clients. The Company may, from time to time, modify these duties or the chain of command in its discretion. Your position will also require intermittent travel.

At-will Employment

Your employment with the Company will be, at all times, “at will” rather than for a defined period. This means that you may leave your employment with the Company at any time, and the Company may, in its sole discretion, terminate your employment at any time without notice and for any reason or no reason at all.

Notwithstanding this, in light of your relocation in order to accept employment with the Company, provided that you remain employed and in good standing through December 31, 2016, if you are terminated without Cause (defined below), the Company will provide you with an amount of severance pay equal to six months of your Salary provided that you sign a severance agreement and release agreement in which you (a) reaffirm your restrictive: covenant obligation to the Company and (b) waive and release any claims against the Company in a form that is provided to you by the Company.

For purposes of this letter, “Cause” is defined as your: (i) failure to abide by the Company’s policies and procedures, (ii) misconduct, gross negligence, insubordination, or inattention to the Company’s business; (iii) failure to perform the duties required of you up to the standards established by the Company or other material breach of the terms of this letter or (iv) failure or inability to obtain and maintain all permits and licenses required by the Gaming Laws (defined below) as well as to assist the Company in satisfying the requirements of the Gaming Laws.

Should the Company believe that Cause exists to terminate you and if the acts or omissions deemed to constitute Cause are determined by the Company, in its sole discretion, to be curable, the Company agrees to provide written notice to you of the specific items identified as Cause and afford you a period of thirty (30) calendar days from your receipt of the written notice to remedy the circumstances constituting Cause to the Company’s satisfaction. If, at the conclusion of this thirty (30)-day cure period, the Company determines, in its sole discretion, that you have not satisfactorily remedied such circumstances, you shall be subject to immediate termination without further obligation except to pay any accrued compensation as of the date of such termination.

For the avoidance of doubt, nothing in this letter shall prevent the Company from immediately terminating you with Cause if you: (i) are convicted of felonious criminal conduct or a crime related to illegal drug use; (ii) engage in illegal conduct, conduct that violates the Company’s policy against discrimination and harassment or is physically aggressive conduct toward any coworker, patron, vendor or customer of the Company or (iii) are required to be terminated by the any gaming authority. Additionally, death or disability that prevents you from performing the essential job functions for the Company shall be treated as termination with Cause for purposes of this offer letter.

No one other than Chief Executive Officer or President of the Company has the authority to alter this arrangement, to enter into an agreement for employment for a specified period of time, or to make any agreement contrary to this policy, and any such agreement must be in writing and must be signed by an officer of the Company.

Compliance with Gaming Laws

As required by the statutes, rules and regulations relating to gaming in jurisdictions where the Company has operations or seeks to have operations (collectively, the ‘‘Gaming Laws”), you must timely obtain and maintain all permits or licenses required under the Gaming Laws. In addition, you agree to comply with all Gaming Laws applicable to you as an employee of the Company as well as to assist the Company, as necessary, in complying with the Gaming Laws.

Notwithstanding any other provision of this offer, if you fail to comply with the foregoing or if you are denied a required license or permit following the end of all applicable appeal periods, or if a regulator having jurisdiction over the Company requires that the Company terminate your employment. your employment shall terminate immediately, without notice or action on the part of either party hereto and without liability on the part of Company.

Additional Conditions or Employment and Offer Terms

In addition to compliance with Gaming Laws, please note that this offer and your continued employment with the Company are contingent upon:

1.	You remaining in good standing with the Company and all applicable gaming boards/commissions;

2.	Your successful completion of any pre-employment screening process that the Company may require, which includes signing any requisite authorization forms to facilitate such efforts;

4.	You keeping all information contained in this offer letter, and the preceding conversations and correspondence, confidential;

5.

Your execution of additional agreements and/or pledge to perform additional obligation, as required, from time to time, by changes to Company policy, applicable law, and Gaming Laws (eligibility for bonuses as well as participation in the investment in the Company’s Common and Preferred Equity) under this offer will require your execution of any such additional agreements and/or pledge to perform any such additional obligations):

6.	Your acknowledgement and continued agreement that, in addition to the terms mentioned in this offer letter, yon will be subject to the rules and regulations applicable to all Company employees;

7.

Your execution of the Confidentiality and Restrictive Covenant Agreement, attached as Exhibit B and the Invention Assignment Agreement attached as Exhibit C. Such Agreement will prohibit you from soliciting the Company’s customers and employees for a period of eighteen (18) months after you leave our employ, and it will prevent you from working for competitors for a period of one (1) year from the date of any termination of your employment; and

8.	Your acknowledgement and continued agreement that, in addition to the terms mentioned in this offer letter, you will be subject to the rules and regulations applicable to all Company employees.

By signing below, you represent and warrant that you are not currently a party to any agreement or other restriction that you would violate by accepting this offer and performing the duties outlined above. This offer letter and the Confidentiality and Restrictive Covenant Agreement constitute the entire agreement among the parties and supersede all prior agreements, understandings, or arrangements, whether oral or written, among the parties with respect to any matter related to this employment offer.

Please accept this offer by signing this offer letter and the Confidentiality and Restrictive Covenant Agreement where indicated and returning them to me.

We welcome you to the Company and look forward to having you as part of the team.

Sincerely,

/s/ Richard Schwartz
Richard Schwartz
President
Rush Street Interactive, LLC

I accept and agree to all terms and conditions of this offer of employment:

I accept and agree to all terms and conditions of this offer of employment:

/s/ Mattias Stetz	25 Nov 2015
Mattias Stetz	Date
Enclosures

EXHIBIT A

(Relocation Assistance Letter)

Mattias Stetz

Relocation Support/Assistance

London to Chicago

Home Finding/ Settling-in Assistance: Rush Street Gaming will engage the services of a professional relocation assistance firm in the Chicago area to give you an overview of the area, assist you in securing housing and settling-in to the new community. This assistance is limited to three (3) days. Since you already used two (2) days in February 2015, there is (1) additional day of settling-in assistance available. This assistance provides support for the following:

•	Obtaining Social Security Number

•	Applying for driver’s license

•	Opening bank accounts

•	Automobile lease or purchase

•	Public transportation orientation

•	Auto and renter’s insurance

•	Driving tips and emergency road service

•	Utility services and connection

•	Shopping

•	Hospitals, health care and emergency facilities

Shipment of household goods and personal effects. Rush Street Gaming will cover the cost of shipping usual and customary household goods from the UK to Chicago. This shipment will be via sea container.

Temporary Housing: If you are unable to secure housing during your home finding trip or are unable to move into your permanent housing upon your arrival in Chicago, you will be provided with up to sixty (60) days of temporary housing.

Miscellaneous Expense Allowance: You will receive a miscellaneous expense allowance to help offset costs incurred during your relocation and not otherwise covered by this letter. The allowance is $5,000 and is subject to tax withholding in the US.

Final Move Expenses: Rush Street Gaming will cover the cost of one-way economy class airfare for you and eligible family members from London to Chicago.

EXHIBIT B

(Confidentiality and Restrictive Covenant Agreement)

CONFIDENTIALITY AND RESTRICTIVE COVENANT AGREEMENT

This Confidentiality and Restrictive Covenant Agreement (“Agreement”) is made and effective this 24th day of November, 2015, by and between Rush Street Interactive, LLC (“Company”), and Mattias Stetz (“Executive”). Executive acknowledges that he is executing this Agreement in consideration for valuable consideration ((including, but not Limited to, the Common and Preferred Equity) set forth in an offer letter from Company dated November 24, 2015 (“Offer Letter”) to which this Agreement is appended. Therefore, in consideration of the mutual promises and obligations contained in the Offer Letter (and Executive’s continued employment with the Company, the Company and Executive, intending to be legally bound, agree to protect the Company’s confidential information and acknowledged legitimate business interests as follows:

1. Confidential Information: The parties acknowledge and agree that the Company is (a) engaged in creating an internet gaming company that performs its business nationally and internationally, and through internet-based platforms that are accessible through computers anywhere where internet service is available, and it is not necessary to be present in any particular location to engage in a business that competes with the Company’s contemplated business and (b) may provide services to the casino operations of an affiliated group of entities that own and operate, or is currently developing to bring into operation, casinos and entertainment complexes in cities throughout North America, including without limitation casinos operating as of the date of this Agreement in Des Plaines, lllinois, Pittsburgh, Pennsylvania, Philadelphia, Pennsylvania and Fallsview, Ontario, and the gaming entertainment complex that is currently under development in Schenectady, New York and Brockton, Massachusetts as well as Poker Night in America (collectively, the “Projects”). Executive acknowledges that in his capacity as a senior executive of the Company, he will be performing services, as an employee for the Company, as contemplated by the terms of his Offer Letter, and in doing so will have access to, be provided with and become familiar with the Company’s confidential or proprietary information and trade secrets (“Confidential Information”), including without limitation, any such information and trade secrets related to the Company’s operations, product development and marketing plans, security and loss control systems and internal controls, gaming customer databases could player identification systems, accounting information and financial records (including benchmarks and formulas), business plans, lists of key personnel, clients and customers, vendors, suppliers, distributors and consultants, price lists and pricing information, advertising and promotional materials, gaming board submissions, products, services, software, documentation, know how, inventions, processes, methods and methodologies, formulas, algorithms, drawings, flow charts, technical information, ideas, concepts, specifications, strategies, development plans, training programs (including manuals, handbooks, video and audio tapes or files in any form), interactions with any of its Stakeholders (as defined below), and other documents or media that contain the Company’s Confidential Information. Confidential Information also includes sensitive and proprietary information provided to the Company by clients, customers, vendors, regulators and other Stakeholders (as defined below) that is sensitive, confidential, and/or proprietary, including certain information that is shared with the Company in confidence or with the expectation that it will be protected from disclosure. Confidential Information shall not include information which: (a) is or becomes part of the public domain through no action of Executive; (b) prior to disclosure under this Agreement, is properly within the rightful possession of Executive; or (c) is obligated to be produced by order of a court of competent jurisdiction or is otherwise required by law to be disclosed. Executive represents and warrants that Confidential Information is a special and valuable asset that is developed, protected and owned by the Company, is regularly used in the operation of Company’s business and is the subject of adequate measures including without limitation this Agreement and Company policies and other measures to protect its confidentiality.

The Parties acknowledge that confidential information can exist in any term, including oral or written statements, information remembered, information stored electronically and information embodied in objects or processes. Except as required in the course of Executive’s employment in furtherance of Company’s interests, Executive will not use or disclose Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever during or after the term of Executive’s employment with Company, provided that such Confidential information unless in the form of a trade secret of the Company or as subject to a written confidentiality undertaking of the Company, shall no longer be protectable under this Agreement on the date five years after the date of the termination or Executive’s last day of employment with the Company.

Upon termination of employment with the Company for any reason, Executive shall promptly deliver to the Company the originals and copies of all Confidential Information and all other documents or materials in Executive’s possession that relate to the Company or Executive’s employment by the Company, including without limitation any information related to other casinos or gaming establishments affiliated with the Company. Executive agrees to maintain the integrity of all electronically or magnetically stored information and a gees not to alter, delete, damage or otherwise destroy such information before returning it to the Company.

2. Non-Solicitation and Non-Disparagement: During Executive’s employment with the Company and for a period eighteen months thereafter, Executive shall not, either directly or indirectly, for Executive or on behalf of any other person or entity:

a.

communicate with, induce, entice, solicit, or contact any of the Company’s or a Project’s clients, customers (including without limitation anyone tracked in a Project’s or Company’s player identification systems), investors. advisors, agents, representatives, directors, consultants. or independent contractors (each, a “Stakeholder”) in any manner that is intended to or is reasonably likely to have the effect of being detrimental to the Company’s or any Project’s interests, including without limitation any attempt to get any Stakeholder to cease doing business with the Company or any of the Projects:

b.

canvass, request, advise or induce any individual or entity, including any Stakeholder, to withdraw, curtail or cancel its relationship, business, employment or customer relationship with the Company or any of the Projects;

c.

hire, retain, attempt to hire or otherwise retain the services of, solicit for the sake of hiring or otherwise retain the services of or employ or otherwise retain the services of any employee, consultant, contractor, investor, advisor, agent, representative, or director of the Company or any of the Projects who has served as an employee of or otherwise provided any advice, or service to the Company during Executive’s employment by the Company or at any time within six months of the date of any action by or of Executive that violates this Agreement; or

d.

make statements or take actions that disparage or are reasonably likely to have the effect of disparaging or being detrimental to the Company or any of the Projects, including without limitation by making statements to the press, on publically accessible internet sites or in any other public forum.

3. Covenant Not to Compete: During Executive’s employment with the Company and for a period of twelve months thereafter, Executive shall not, whether in business now or in development by the Company, either directly or indirectly, be employed by, work or provide services or advice for, provide consulting services to, obtain any ownership interest in, or render any services to any person or entity that is engaged in or is in development of any gaming or other business that offers or is in the process of developing or attempting to offer competitive services to the services and products offered or reasonably expected to be offered by the Company’s business (a “Competing Business”). Such Competing Businesses shall include without limitation any Project, internet or application business or gaming establishment where wagering is allowed or any business subject to applicable gaming laws and regulations under any federal, state or local laws applicable where the business operates or is regulated. For purposes of this paragraph, a Project or Competing Business shall be considered to be “in development” if its owner or affiliate has either (a) spent substantial time and money to plan, design, build or begin operations or (b) applied for any gaming license required prior to opening or operating such an establishment or launching such an internet gaming website. For the avoidance of doubt, “Competing Business” will not include any business whose primary focus is outside of the United States as long as such business is not located in the United States and Executive does not work on the United States business.

4. Remedies: Executive understands and acknowledges that the Company would be irreparably injured by Executive’s breach of this Agreement. Executive agrees a breach of this Agreement would entitle the Company to immediate injunctive relief and other equitable relief, including without limitation specific performance of this Agreement, in addition to recovery of any damages, costs, expenses and attorneys’ fees. Executive agrees that he should not be entitled to benefit from any breach of any of the restrictions in this Agreement; as such, if he breaches any such restriction, the time period for the relevant restrictive period with relation to such restriction shall be started anew from the later of the last date of any such breach or, in the event of a court’s determination that Executive breached such restriction, the date of such judgment. By way of example only, if Executive breaches the non-solicitation provision in this Agreement, he shall be subject to a new eighteen-month restrictive period under paragraph 2 of this Agreement beginning on the day of his last act in breach or, in the event of a court’s determination that Executive breached such restriction, the date of any such judgment. Similarly, and without limitation, if Executive goes to work for a Competing Business in violation of the restrictions prohibited by this Agreement, he shall be subject to a new twelve month restricted period under the terms of paragraph 3 of this Agreement beginning on the day of his last act in breach, or, in the event of a court’s determination that Executive breached such restriction, the date of such judgment.

5. Reasonable Restrictions Remedies: Executive acknowledge that the scope and duration of the restrictions and covenants in this Agreement are reasonable and fair, particularly in light of the compensation and benefits provided to him for his employment, including without limitation participation in the Company’s Common and Equity, the right to invest in Preferred Equity and other bonus opportunities, and that if a court determines that any restrictive covenant in this Agreement is vague, overbroad, or unenforceable in any respect, the court is authorized by Executive and the Company to enforce the covenant or restriction to the greatest extent allowable under applicable laws and may modify such covenant or restriction accordingly. In the event Executive’s employment with the Company terminates for any reason, Executive represents and warrants that he will be able to live comfortably and provide for any dependents and/or cam a livelihood without violating any covenant or restriction in this Agreement. Nothing in this Agreement shall prohibit Executive from (a) working outside of or in the hospitality industry or at another internet company for an entity that is not defined to be a Competing Business as set forth in this Agreement including for example an internet company or hotel or resort without active casino or gaming operations provided that it is not actively developing casino or gaming operations or products that would be, when operational, a Competing Business or (b) acquiring securities representing nor more than one percent of the outstanding voting shares of any entity whose shares trade on a national or worldwide securities exchange, including the over the, counter market. Executive acknowledges and agrees that breach of this Agreement shall entitle the Company to any relief available to it in law or in equity, including without limitation the Company’s right to seek relief in court to enforce this Agreement notwithstanding any arbitration agreement between Executive and the Company and the Company’s right to terminate without further obligation any right Executive may otherwise have to any severance pay as if he had been terminated for Cause as defined in his Offer Letter.

6. Agreement: Executive acknowledges that he has read and understands the provisions of this Agreement and agrees to be bound by this Agreement. Executive acknowledges that he may be subject to additional confidentiality obligations and restrictive covenants in addition to those set forth in this Agreement and acknowledges that the restrictions in this Agreement are in addition to, and not in lieu of, any such obligations to the Company or its affiliates, subsidiaries, successors and assigns. The parties agree that this Agreement shall be deemed to have been made and entered into in Chicago, Illinois and that the laws of the State of Illinois shall govern this Agreement, without regard to conflict of laws principles. Jurisdiction and venue arc limited in any proceeding by the Company or Executive related to or to enforce or dispute their rights under this Agreement to any court geographically located in Chicago, Illinois with said courts to have exclusive, irrevocable jurisdiction and venue over such matters. Executive hereby waives any objections to the jurisdiction and venue of the courts in or for Chicago, Illinois including any objection to personal jurisdiction, venues, and/or forum non-conveniens and any argument under any agreement signed on a date prior to the date of this Agreement that provides for a different venue or jurisdiction.

7. Assignment: The Company shall have the right to assign this Agreement to a successor or assign, and Executive agrees to be obligated by this Agreement to any successor, assign or surviving entity. Executive may not assign this Agreement. Any successor to, or assignee of, the Company is an intended third party beneficiary to this Agreement.

Signature:	/s/ Mattias Stetz
Printed Name:	Mattias Stetz
Dated:	25 Nov 2015

EXHIBIT C

(Proprietary and Invention Assignment Agreement)

PROPRIETARY INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

As a condition of my employment by Rush Street interactive, LLC, a Delaware limited liability company, together with any of its successors or assigns (collectively, the “Company”), and in consideration of, among Other items as set forth in my offer of ‘employment, my employment relationship with the Company, my equity opportunity in the Company, and my opportunity to receive bonus compensation, I agree to the following:

1. Proprietary Information

(a) Company Information. During the term of my employment with the Company and thereafter I will not use, except for the benefit of the Company, and shall not disclose to any third party any Proprietary Information (as defined below) except as necessary to perform my responsibilities for the Company and in each case pursuant to confidentiality agreements at least as protective of such information as this Agreement. “Proprietary Information” means any information that the Company treats or considers as proprietary or confidential, including Inventions. Third Party information, Records (as each such term is defined below), research plans and results, unreleased products and services, supplier lists, customer lists, prices, costs and other financial information, market analyses, technical notebooks, manuals and documentation, development plans, marketing and business plans. agreements with third parties, budgets, human resources data, information regarding the skills and compensation of Company employees and contractors, and other non-public information regarding the Company available to me or developed by me during the term of my employment with the Company and whether furnished by Company in connection with my employment or otherwise. I further acknowledge that as between the Company and me all Proprietary Information, and all improvements or modifications thereto, is and shall be owned exclusively by the Company.

(b) Former Employer Information. I represent that my performance of all provisions of this Agreement will not breach any agreement or other obligation to keep in confidence proprietary or confidential information known to me before or after the commencement of my employment with the Company. I will not disclose to the Company, use in the performance of my work for the Company, or induce the Company to use, any Inventions (as defined below), confidential or proprietary information, or other material in violation of any obligation of confidentiality to any third party or in violation of such party’s proprietary rights.

(c) Third Party Information. I understand that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information (“Third Party information”) and to use it only for certain limited purposes. Third Party Information will be considered Proprietary Information of the Company and I will hold all such Third Party Information in confidence and not disclose it to any person, firm or corporation or use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

(d) Unauthorized Use or Disclosure. I shall promptly notify my supervisor or an officer of the Company if I learn of any possible unauthorized use or disclosure of Proprietary Information and shall cooperate fully with the Company to enforce its rights in such information.

2. Inventions

(a) Definition of Inventions. For purposes of this Agreement, “Inventions” means all inventions, methods, processes, works of authorship, ideas, concepts, know-how, and trade secrets, whether or not patentable or registrable under copyright or similar laws, including: software (in any form including source code and object code), algorithms, application programming interfaces (APls), technical and business data, databases and data collections, designs, diagrams, documentation, Records (as defined below), drawings, now charts, materials, development plans, designs and brand elements, network configurations and architectures, procedures, protocols, specifications, subroutines, techniques, tools, user interfaces, developments and derivative works with respect to any of the foregoing, and any other forms of technology.

(b) Assignment of Inventions. I hereby assign and agree to assign to the Company, or its designee, all right, title and interest throughout the world in and to any and all Inventions that I conceive, make, or reduce to specific form, either alone or jointly with others, whether or not during usual work hours and whether or not within the scope of work of my work duties with the Company, and which relate to, result from or are suggested by any activities of the Company to which I was assigned, exposed or bad access to during the period of my employment by the Company (collectively, “Employee Inventions”) which Employee Inventions are created during the period of my employment by the Company or within one year following the termination of my employment by the Company. the foregoing assignments shall be effective as of the date of creation of any applicable Employee Invention without requirement of additional action or documentation by the Company or me, provided, however, that the foregoing shall in no way diminish my obligations under Section 2(f) below.

(c) Disclosure of Inventions. I will promptly disclose to the Company all Employee Inventions. In addition, I will promptly disclose to the Company all Inventions that I conceive, make, or reduce to specific form, either alone or jointly with others, during the period of my employment by the Company.

(d) Certain Prior Inventions. The term “Prior Inventions” shall mean any Inventions which I have, alone or jointly with others, conceived, developed or reduced to specific form or caused to be conceived, developed or reduced to specific form prior to the commencement of my employment with the Company that relate to the current or planned conduct of the Company. To preclude any possible uncertainty over whether an Invention is a Prior Invention or an Invention that is assigned to the Company under Section 2(b), I have set forth on Exhibit A a complete list of all Prior Inventions that I consider to be in whole or in part owned by me or by a third party and that I wish to clarify are not assigned to the Company under Section 2(b) of this Agreement. If full disclosure of any such Prior Invention on Exhibit A would cause me to violate any prior confidentiality agreement with a former employer or other third party, I understand that I am to describe such Prior Invention in Exhibit A at the most specific level possible without violating any such prior confidentiality agreement. Without limiting my obligations under Section l(b) or the representations under Section 3, if I use a Prior Invention in the course of my employment or incorporate a Prior Invention in any product, service or other offering of the Company, I hereby grant Company a non-exclusive, royalty-free, paid-up, perpetual and irrevocable, worldwide right to make, use, sell, import, reproduce, distribute, modify, display, perform and sublicense such Prior Invention for the purpose of developing, manufacturing, marketing, selling, supporting, and distributing Company products, services, and other Company offerings worldwide either directly or through multiple tiers of distribution.

(e) Records. I will keep and maintain adequate and current written records with respect to all Employee Inventions (“Records”). The records may be in the form of notes, sketches, drawings, now charts, electronic data or recordings, notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times.

(f) Assistance. I will take all actions requested by the Company and to otherwise cooperate with and assist the Company or its designee as necessary to obtain, perfect and enforce the Company’s rights in the Employee Inventions, including any proprietary right relating thereto, in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of applications, specifications, oaths, assignments, recordations, and other instruments (collectively, “instruments”) which the Company shall deem necessary in order to apply for, obtain, perfect, maintain, enforce, license or transfer such rights and in order to assign and convey to the Company, its successors, assigns and designees the sole and exclusive right, title and interest in and to the Employee Inventions, including any proprietary rights relating thereto. My obligation to cooperate with the Company and to execute Instruments as described in this section shall continue after the termination of my employment with the Company for any reason and the Company shall compensate me at a reasonable rate for the time actually spent by me at the Company’s request with respect to such cooperation after the termination or my employment. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and on my behalf to execute and file any Instruments and to do all other lawfully permitted acts to further the application for, registration, prosecution, perfection, issuance, maintenance or transfer of patents, copyrights, and other proprietary rights with the same legal force and effect as if originally executed by me, which designation the Company shall exercise if the Company is unable because of my mental or physical incapacity, unavailability, or other reason to secure my signature on any instrument as described in this section. I hereby waive and irrevocably assign to the Company any and all claims which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company under this Agreement.

(g) Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment with the Company and which are eligible for copyright protection are “works made for hire” as that term is defined in the United States Copyright Act ( 17 U.S.C., Section 101) or any equivalent successor provision or foreign law.

3. Representations and Covenants. I represent and warrant that: (a) I am not obligated under any consulting agreement, employment agreement or other agreement or obligation that conflicts with, or would prevent me from fully performing my obligations under, this Agreement, including my obligation to assign all rights to all Employee Inventions to the Company pursuant to Section 2(b), and I shall not enter into any such agreement or obligation during the period of my employment by the Company; (b) there is no action, investigation, or proceeding pending or threatened, or any basis for any of the foregoing known to me, involving my prior employment, my prior work for third parties as an independent contractor, or my use of any information or Inventions of any former employer or third party; and (c) the performance of my duties under this Agreement and my duties as an employee of the Company will not branch, or constitute a default under, any agreement to which I am bound, including any agreement limiting the use or disclosure of proprietary information acquired prior to my employment with the Company.

4. Company Documents. At the time of termination of my Relationship with the Company, I will deliver to the Company (and will not keep in my possession reproduce or deliver to any third party) any and all Proprietary Information, Inventions (including Employee Inventions), Records, and other documents or property, or reproductions of any of the foregoing that belong to the Company. I acknowledge that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

5. Notification to Other Parties. In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer or other party for whom I work about the Company’s rights and my obligations under this agreement.

6. General Provisions.

(a) Governing Law. The validity, interpretation, construction and performance of this agreement shall be governed by the laws of the State of Illinois. In accordance with Illinois law, this Agreement does not apply to, and I have no obligation to assign to the Company, an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on my own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research and development, or (b) the invention results from any work performed by me for the Company.

(b) Interpretation. The term “including’’ and its variants when used herein means “including.” This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligation, rights or compensation will not affect the validity or scope of this Agreement.

(c) Survival. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. The provisions of this Agreement shall survive the termination of my employment with the Company for any reason and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(d) Severability. I acknowledge that the obligations and restriction contained in this Agreement are reasonable and necessary to protect the legitimate interests or the Company and that the Company would not have hired me or granted compensation to me it the absence of such obligations and restrictions. Each provision in this Agreement is at independent provision and the enforceability of any one provision will not affect the enforceability of any other provision. If one or more of the provisions in this Agreement art deemed void by law, then the remaining provisions will continue in full force and effect. If any particular provision of this Agreement is determined by a court to be excessively broad as to duration, geographic scope, activity or subject to be enforceable, then that provision will be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with applicable laws.

(e) Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THE AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THE AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY’ BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

The parties have executed this Agreement on the respective dates set forth below:

COMPANY		EMPLOYEE

Richard Schwartz, President		Mattias Stetz
Name and Title		Name

/s/ Richard Schwartz		/s/ Mattias Stetz
Signature		Signature

Date:	11/24/15	Date:	25 Nov 2015

Address:		Address:
900 N. Michigan Ave. #1900
Chicago, IL. 60611

Exhibit A

Prior Inventions

✓ No Prior Inventions

✓ Additional Sheets Attached

Signature of Employee: Mattas Stetz

Print Name of Employee: Mattas Stetz

Date: 25 Nov 2015